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Pricing Supplement dated November 18, 2005 	                       Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                          File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	                TOYOTA MOTOR CREDIT CORPORATION

                 Medium-Term Note, Series B - Floating Rate
_____________________________________________________________________________________
Principal Amount: $100,000,000			Trade Date: November 18, 2005
Issue Price: 100.00%				Original Issue Date: November 23, 2005
Initial Interest Rate:  See "Additional 	Net Proceeds to Issuer: $99,960,000
   Terms of the Notes -- Interest"		Principal's Discount
Interest Payment Period: Quarterly	 	      or Commission: 0.04%
Stated Maturity Date: November 23, 2007
______________________________________________________________________________________
Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
      [X]  Regular Floating Rate Note		[ ]  Floating Rate/Fixed Rate Note
      [ ]  Inverse Floating Rate Note			  (Fixed Rate Commencement
              (Fixed Interest Rate): 			   Date):
      [ ]  Other Floating Rate Note				  (Fixed Interest Rate):
              (see attached)

      Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
                  [ ]  Eleventh District Cost of Funds Rate	[X]  Federal Funds Rate
                  [ ]  LIBOR	[ ]  Treasury Rate		[ ]  Other (see attached)
                              If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                                [ ]  Telerate Page: 3750

      Initial Interest Reset Date: November 24, 2005	        Spread (+/-): +0.06%
      Interest Rate Reset Period: Daily				Spread Multiplier:  N/A
      Interest Reset Dates: Each Business Day			Maximum Interest Rate: N/A
      Interest Payment Dates: February 23, 2006,		Minimum Interest Rate:  N/A
         May 23, 2006, August 23, 2006,				Index Maturity: N/A
         November 23, 2006, February 23, 2007,			Index Currency:  N/A
         May 23, 2007, August 23, 2007 and at Maturity

Day Count Convention:
      [ ]  30/360 for the period from       to
      [X]  Actual/360 for the period from November 23, 2005 to November 23, 2007
      [ ]  Other (see attached)

Redemption:
      [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
      [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
           Initial Redemption Percentage: N/A
           Annual Redemption Percentage Reduction: N/A

Repayment:
      [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
      [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Repayment Price:     %
Currency:
           Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
           Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
           Total Amount of OID:
           Yield to Maturity:
           Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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	               ___________________________

                        Loop Capital Markets LLC

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                      ADDITIONAL TERMS OF THE NOTES

Further Authorizations

          Effective June 16, 2005, in supplement to the $7,000,000,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of April 2, 2004, TMCC authorized the offer and issuance from time to time of an additional $5,500,000,000 aggregate principal amount of its Medium-Term Notes.

Interest

      The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement (the "Notes") will be equal to the Federal Funds Rate on November 22, 2005 plus 0.06%. The Interest Rate with respect to each subsequent Interest Reset Date will be equal to the Federal Funds Rate on the related Interest Determination Date plus 0.06%. The Interest Determination Date with respect to the Notes will be one Business Day preceding each Interest Reset Date.

Minimum Denomination

      Each Note will be issued in a minimum denomination of $100,000 and in $1,000 increments thereafter.

Plan of Distribution

          Under the terms of and subject to the conditions of an Appointment Agreement dated November 18, 2005 and an Appointment Agreement Confirmation dated November 18, 2005 (collectively, the "Agreement") between TMCC and Loop Capital Markets LLC ("Loop Capital"), Loop Capital, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.96% of their principal amount. Loop Capital may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.
            Under the terms and conditions of the Agreement, Loop Capital is committed to take and pay for all of the Notes offered hereby if any are taken.